SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

December 15, 2010
Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-33228	20-0065053
(Commission File Number)	(IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231
(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒   Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS

On December 15, 2010, Zion Oil & Gas, Inc. (the “Company”) completed its previously announced rights offering. The total subscription for 3,642,821 units of the Company’s securities will be accepted (including all of the over-subscription). Each unit is comprised of one share of Zion’s common stock, par value $0.01 per share (the “Common Stock”) plus one warrant (the “Warrant”; collectively, the “Warrants”) to purchase an additional share of Zion’s Common Stock. The subscription price per unit was $5.00. As a result of the rights offering, the Company will issue 3,642,821 shares of Common Stock and Warrants to purchase an additional 3,642,821 shares of Zion’s Common Stock, to holders of record as of the close of business on September 28, 2010, who exercised their rights pursuant to the basic and over-subscription privileges. The Warrants are exercisable through December 31, 2012 at a per share exercise price of $4.00. Commencing December 28, 2010, the Warrants will be listed on the NASDAQ Global Market under the symbol “ZNWAZ”. The Common Stock will continue to be listed under the symbol “ZN”.

The gross proceeds from the rights offering of  $18,214,105, less fees and expenses incurred in connection with the rights offering, will be used by the Company to further its drilling efforts and as otherwise provided in the prospectus supplement dated September 29, 2010. Following the issuance of the shares subscribed for in the rights offering, the Company will have outstanding 24,867,218 shares of its Common Stock.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: December 21, 2010	By:	/s/ Richard J. Rinberg
Richard J. Rinberg
Chief Executive Officer